Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-103754) pertaining to The Timken Company Savings Plan for Certain Bargaining Associates for our report dated June 17, 2016, with respect to the financial statements and schedules of The Timken Company Savings Plan for Certain Bargaining Associates included in this Annual Report (Form 11-K) as of and for the year ended December 31, 2015.

/s/ BOBER, MARKEY, FEDOROVICH & COMPANY

Akron, Ohio
June 17, 2016